FLAHERTY & CRUMRINE DYNAMIC
PREFERRED AND INCOME FUND INCORPORATED

ARTICLES OF AMENDMENT AND RESTATEMENT

     FIRST: Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

     SECOND: The following provisions are all the provisions of the charter of the Corporation (the “Charter”) currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

          Chad C. Conwell, whose post office address is c/o Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated, 301 E. Colorado Boulevard, Suite 720, Pasadena, California 91101, being at least eighteen years of age, acted as an incorporator and formed a corporation under and by virtue of the Maryland General Corporation Law.

ARTICLE II

NAME

          The name of the corporation (the “Corporation”) is

          Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated

ARTICLE III

PURPOSES

          The purposes for which the Corporation is formed are to engage in business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

          The post office address of the principal office of the Corporation is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated. The post office address of the resident agent is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

ARTICLE V

CAPITAL STOCK

          (1) The total number of shares of capital stock that the Corporation shall have authority to issue is 250,000,000 shares, of which 240,000,000 shares are classified as common stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares are classified as preferred stock, par value $.01 per share (the “Preferred Stock”). The aggregate par value of all shares of stock having par value is $2,500,000.

          (2) Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

          (3) The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, in one or more classes or series of stock.

          (4) Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this paragraph may be made dependent upon facts or events ascertainable outside the charter of the Corporation (the “Charter”), including determinations by the Board of Directors or other facts or events within the control of the Corporation, and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

          (5) The Corporation may issue fractional shares. Any fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote and the right to receive dividends. A fractional share shall not, however, carry the right to receive a certificate representing it.

          (6) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws of the Corporation, as from time to time amended (the “Bylaws”).

          (7) No holder of stock of the Corporation by virtue of being such a holder shall have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation’s capital stock or any other security that the Corporation may issue or sell other than a right that the Board of Directors in its discretion may determine to grant.

          (8) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in the charter.

          (9) The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue.

          (10) No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision thereto.

          (11) The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

ARTICLE VI

BOARD OF DIRECTORS

          (1) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws or the Charter, but shall never be less than the minimum number required by the Maryland General Corporation Law. In no case shall a decrease in the number of directors shorten the term of any incumbent director. The directors shall have the qualifications, if any, specified in the Bylaws. The names of the directors who shall serve until their successors are duly elected and qualify are:

Donald F. Crumrine

David Gale

Morgan Gust

Karen H. Hogan

Robert F. Wulf

          The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

          (2) On the date (the “Classification Date”) of the closing of the initial underwritten public offering of shares of Common Stock, the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, as nearly equal in size as is practicable. The term of office of one class of directors shall expire at the first annual meeting of stockholders following the Classification Date, the term of office of another class of directors shall expire at the second annual meeting of stockholders following the Classification Date and the term of office of another class of directors shall expire at the third annual meeting of the stockholders following the Classification Date. At each annual meeting of the stockholders, commencing with the annual meeting next following the Classification Date, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

          (3) A director may be removed only with cause, and then only by the affirmative vote of the stockholders entitled to cast at least 80% of the votes entitled to be cast generally in the election of directors.

          (4) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:

               (i) To have the exclusive power to make, alter or repeal the Bylaws.

               (ii) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors.

               (iii) Without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of the stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, for such consideration (or without consideration in the case of a stock split or stock dividend) as the Board of Directors may deem advisable.

               (iv) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

               (v) In addition to the powers and authorities granted herein and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, the Charter and the Bylaws.

          (5) Any determination made in good faith and in accordance with the Charter by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, as to the determination of the net asset value of shares of any class of the Corporation’s capital stock, or as to any other matters relating to the issuance, sale or other acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors whether any transaction constitutes a purchase of securities on “margin,” a sale of securities “short,” or an underwriting or the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be finding as aforesaid. No provision of the Charter of the Corporation shall be effective to (i) require a waiver of compliance with any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts or (ii) protect or purport to protect any Director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

ARTICLE VII

CERTAIN TRANSACTIONS

          (1) Except as otherwise provided in this Article VII, the affirmative vote of the holders of Common Stock and Preferred Stock entitled to cast at least 80% of the votes entitled to be cast by such stockholders, each voting as a separate class, in addition to the affirmative vote of at least 80% of the Board of Directors, shall be necessary to effect any of the following actions:

               (i) Any amendment to the Charter to make the Corporation’s Common Stock a “redeemable security” or to convert the corporation from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act) or any amendment to Article III, unless the Continuing Directors (as hereinafter defined) of the Corporation, by a vote of at least 80% of such Directors, approve such amendment in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such actions;

               (ii) Any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation’s assets;

               (iii) Any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to the Charter to terminate the existence of the Corporation, unless the Continuing Directors of the Corporation, by a vote of at least 80% of such Directors, approve such proposal in which case the affirmative vote of a majority of the votes entitled to be cast by stockholders shall be required to approve such actions; or

               (iv) Any Business Combination (as hereinafter defined) unless either the condition in clause (A) below is satisfied, or all of the conditions in clauses (B), (C), (D), (E) and (F) below are satisfied, in which case paragraph (3) below shall apply:

                    (A) The Business Combination shall have been approved by a vote of at least 80% of the Continuing Directors.

                    (B) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of any class of outstanding Voting Stock (as hereinafter defined) in such Business Combination shall be at least equal to the higher of the following:

          (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by an Interested Party (as hereinafter defined) for any shares of such Voting Stock acquired by it (aa) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”), or (bb)(i) in the Threshold Transaction (as hereinafter defined), or (ii) in any period between the Threshold Transaction and the consummation of the Business Combination, whichever is higher; and

          (y) the net asset value per share of such Voting Stock on the Announcement Date or on the date of the Threshold Transaction, whichever is higher.

                    (C) The consideration to be received by holders of the particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Party has previously paid for shares of any class of Voting Stock. If the Interested Party has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

                    (D) After the occurrence of the Threshold Transaction, and prior to the consummation of such Business Combination, such Interested Party shall not have become the beneficial owner of any additional shares of Voting Stock except by virtue of the Threshold Transaction.

                    (E) After the occurrence of the Threshold Transaction, such Interested Party shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                    (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the 1940 Act, and the rules and regulations thereunder (or any subsequent provisions replacing such Acts, rules or regulations) shall be prepared and mailed by the Interested Party, at such Interested Party’s expense, to the stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Acts or subsequent provisions).

          (2) For the purposes of this Article:

               (i) “Business Combination” shall mean any of the transactions described or referred to in any one or more of the following subparagraphs:

                    (A) any merger, consolidation or statutory share exchange of the Corporation with or into any other person;

                    (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions in any 12 month period) to or with any other person of any assets of the Corporation having an aggregate Fair Market Value of $1,000,000 or more except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation’s business;

                    (C) the issuance or transfer by the Corporation (in one transaction or a series of transactions in any 12 month period) of any securities of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more excluding (x) sales of any securities of the Corporation in connection with a public offering or private placement thereof, (y) issuances of any securities of the Corporation pursuant to a dividend reinvestment and/or cash purchase plan adopted by the Corporation and (z) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation;

               (ii) “Continuing Director” means any member of the Board of Directors of the Corporation who (A) is not an Interested Party or an Affiliate or an Associate (as these terms are defined below) of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months (or since the Corporation’s commencement of operations, if that period is less than 12 months), or (B) is a successor of a Continuing Director who is not an Interested Party or an Affiliate or an Associate of an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors; or (C) is elected to the Board of Directors to be a Continuing Director by a majority of the Continuing Directors then on the Board of Directors and who is not an Interested Party or an Affiliate or Associate of an Interested Party.

               (iii) “Interested Party” shall mean any person, other than an investment company advised by the Corporation’s initial investment manager (or the successor to that manager through reorganization, merger, acquisition or otherwise of the manager or its successor) or any of its (or the successor’s) Affiliates, which enters, or proposes to enter, into a Business Combination with the Corporation or which individually or together with any other persons beneficially owns or is deemed to own, directly or indirectly, more than 5 percent of any class of the Corporation’s securities (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”)).

               (iv) “Person” shall mean an individual, a corporation, a trust or a partnership.

               (v) “Voting Stock” shall mean capital stock of the Corporation entitled to vote generally in the election of directors.

               (vi) A person shall be a “beneficial owner” of any Voting Stock:

                    (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                    (B) which such person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options; or

                    (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

               (vii) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act; provided that the term “Affiliate” shall also include any person who, at or prior to the time of election to the Board of Directors, had expressed support in writing of any proposals of an Interested Party for which stockholder approval would be required (for purposes of consideration of these proposals only).

               (viii) “Fair Market Value” means:

                    (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the relevant date of a share of such stock on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price (if such stock is a National Market System security) or the highest closing bid quotation (if such stock is not a National Market System security) with respect to a share of such stock during the 30-day period preceding the relevant date on the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) or any system then in use, or if no such quotations are available, the fair market value on the relevant date of the share of such stock as determined by at least 80% of the Continuing Directors in good faith, and

                    (B) in the case of property other than cash or stock, the fair market value of such property on the relevant date as determined by at least 80% of the Continuing Directors in good faith.

               (ix) “Threshold Transaction” means the transaction by or as a result of which an Interested Party first becomes the beneficial owner of Voting Stock.

               (x) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraph (1)(iv)(B) above shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

               (xi) Continuing Directors of the Corporation shall have the power to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether the requirements of subparagraph (1)(iv) above have been met with respect to any Business Combination, and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

          (3) If any Business Combination described in subparagraph (2)(i)(A) or (B) (if the transfer or other disposition is one with respect to which a stockholder vote is required under Maryland law) is approved by a vote of 80% of the Continuing Directors or all of the conditions in subparagraph (1)(iv)(B), (C), (D), (E) and (F) are satisfied, a majority of the votes entitled to be cast by stockholders shall be required to approve such transaction. If any other Business Combination is approved by a vote of 80% of the Continuing Directors or all of the conditions in subparagraph (1)(iv)(B), (C), (D), (E) and (F) are satisfied, no stockholder vote shall be required to approve such transaction unless otherwise required by law.

ARTICLE VIII

LIMITATIONS ON LIABILITY; INDEMNIFICATION

          (1) To the fullest extent that limitations on the liability of directors and officers are permitted by Maryland law, no current or former director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

          (2) Any person who is made a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is a current or former director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, enterprise or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, excise taxes, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under Maryland law, the Securities Act and the 1940 Act, as such statutes are now or hereinafter in force. In addition, the Corporation shall advance expenses to its current and former directors and officers who are made, or threatened to be made, parties to any action, suit or proceeding described above to the fullest extent that advancement of expenses is permitted by Maryland law, the Securities Act and the 1940 Act. The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by Maryland law.

     (3) No provision of this Article VIII shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

     (4) References to Maryland law in this Article VIII are to that law as from time to time amended. No amendment to the Charter shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

ARTICLE IX

AMENDMENTS

     (1) The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

     (2) Notwithstanding Paragraph (1) of this Article or any other provision of the Charter, no amendment to the Charter of the Corporation shall amend, alter, change or repeal any of the provisions of Articles VI, VII or IX unless such amendment shall receive the affirmative vote of at least 80% of the votes entitled to be cast by the holders of the Common Stock and Preferred Stock, each voting as a separate class, unless, in the case of Articles VI, VII or Paragraph (1) (but not Paragraph (2)) of Article IX, such action previously has been approved by the affirmative vote of 80% of the total number of Continuing Directors, in which case the affirmative vote of a majority of the votes entitled to be cast by holders of the Corporation’s outstanding Common Stock and Preferred Stock, voting together as a single class, shall be required to approve such amendment.

     THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the board of directors and approved by the initial sole stockholder of the Corporation as required by law.

     FOURTH: The current address of the principal office of the Corporation in Maryland is as set forth in Article III of the foregoing amendment and restatement of the Charter.

     FIFTH: The name and address of the Corporation’s current resident agent in Maryland is as set forth in Article III of the foregoing amendment and restatement of the Charter.

     SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the Charter.

     SEVENTH: The total number of shares of stock that the Corporation had authority to issue prior to the foregoing amendment and restatement of the Charter was 1,000,000 shares of common stock, par value $.01 per share. The aggregate par value of all shares of stock having par value was $10,000.

     EIGHTH: The total number of shares of stock that the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 250,000,000 shares, consisting of 240,000,000 of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The aggregate par value of all shares of stock having par value is $2,500,000.

     NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested by its Secretary as of April 17, 2013.

ATTEST:	FLAHERTY & CRUMRINE DYNAMIC
PREFERRED AND INCOME FUND
INCORPORATED

/s/ Chad Conwell	By:	/s/ Robert M. Ettinger
Name: Chad Conwell	Name: Robert M. Ettinger
Title: Secretary	Title: President